Exhibit 99.1

    Scholastic Announces Fiscal 2007 Results and Fiscal 2008 Outlook

   Significantly Improved Results in School Book Clubs, International
                             and Education

   Upcoming Publication of Harry Potter and the Deathly Hallows with
                    Record-Breaking First Printing

    Fiscal 2008 Outlook for Earnings per Diluted Share of $2.35 to
                                 $2.85

    NEW YORK--(BUSINESS WIRE)--July 19, 2007--Scholastic Corporation (NASDAQ: SCHL) today announced its results for the fiscal 2007 fourth quarter and full year and its outlook for fiscal 2008.

    For the quarter ended May 31, 2007, net income increased to $40.4 million or $0.93 per diluted share, compared to net income of $38.4 million or $0.91 per diluted share in the prior year period. Revenues in the fourth quarter were $611.7 million versus $601.0 million in the prior year period. For the fiscal year, revenues were $2,179.1 million and net income was $60.9 million or $1.42 per diluted share. In the prior year, which included the publication of the sixth book in the Harry Potter(R) series, Harry Potter and the Half-Blood Prince, the Company had revenues of $2,283.8 million, and net income was $68.6 million or $1.63 per diluted share.

    "In fiscal 2007 we achieved our goals of improving operating efficiencies in School Book Clubs and other core businesses, driving growth in educational technology and reducing costs across the Company. As a result of this strong performance, earnings and free cash flow would have significantly exceeded prior year results, except for the impact of continuing losses in Continuities," commented Richard Robinson, Chairman, CEO and President. "Following an in-depth analysis, we are implementing a plan which we expect to substantially improve results in this business in the current fiscal year and make it profitable thereafter. We will closely monitor our progress in order to validate this plan and are determined to take other actions should this business not meet our targets in the current fiscal year.

    "Fiscal 2008 promises to be a year of significant progress in other areas, too. As a sign of our confidence in Scholastic's businesses, in June we began an accretive $200 million accelerated share repurchase, leveraging our strong cash flow and balance sheet to enhance shareholder value."

    Mr. Robinson continued, "Later this week we will release Harry Potter and the Deathly Hallows, a singular event in publishing history that will launch a summer of reading for millions of children and complete the now classic series. With our global scale, unique channels and exceptional children's and educational brands, Scholastic will ensure that Harry Potter remains a best-seller to generations of readers, as we also drive long-term growth across the Company."

    Fiscal 2007 Segment Results

    Children's Book Publishing and Distribution. Segment revenue for the fiscal year was $1,155.3 million, down from $1,304.0 million in the prior year, primarily as a result of a decline in Harry Potter sales relative to the prior year, which included the initial release of the sixth Harry Potter book in July 2005. School Book Club revenue also declined modestly, as expected following the elimination of non-core clubs at the beginning of this fiscal year. These factors were partly offset by modest revenue growth in School Book Fairs and Continuities. Segment operating profit was $68.8 million compared to $114.2 million in the prior year, due to the impact of lower Harry Potter sales and higher bad debt expense and promotion amortization in Continuities. School Book Club results improved dramatically reflecting lower promotion costs and greater fulfillment efficiencies, partly offsetting these factors.

    Educational Publishing. Segment operating profit increased 10% to $76.8 million from $69.6 million in the prior year while revenue for the fiscal year was $412.7 million, down modestly from $416.1 million. Improved results primarily reflect strong educational technology sales, which rose over 14% driven by strength in READ 180(R). Prior year segment operating profit included costs associated with the write-down of certain assets and higher bad debt due to the bankruptcy of a customer, totaling $0.09 per diluted share.

    International. Segment revenue for the fiscal year was $448.6 million, up 9% (4% in local currencies) from $412.1 million in the prior year, and operating profit was $33.5 million, up 48% from $22.7 million in the prior year. Revenue and profits improved across each of the Company's international locations.

    Media, Licensing and Advertising. Segment revenue for the fiscal year rose 7% to $162.5 million from $151.6 million in the prior year, and operating profit rose 55% to $16.0 million from $10.3 million. Strong sales of interactive products through the Company's School Book Fairs and Clubs, which are reported in this segment, and higher sales of licensed Leapster titles through retail channels drove the improved results.

    Other Financial Results. Company-wide efforts to reduce costs helped lower Corporate Overhead 7% in the fiscal year to $72.4 million from $77.5 million in the prior year period and also positively impacted the operating segments. Corporate overhead also reflected stock-based compensation expense of $0.06 per diluted share in the fiscal year, primarily resulting from the Company's adoption of SFAS No. 123R effective June 1, 2006. After-tax severance expense per diluted share was $0.21 in the fiscal year, compared to $0.19 in the prior year. The Company's effective tax rate for the year was 36.3%, approximately level with the prior year.

    The Company generated Free Cash Flow (as defined) of $74.7 million in fiscal 2007, compared to $90.7 million in the prior year, reflecting lower net income. Free cash flow benefited from efforts to manage inventories, which ended the year lower compared to increases experienced in prior years, and the postponement of certain capital and prepublication expenditures originally planned for fiscal 2007. As reported in both periods, free cash flow reflects reclassifications primarily related to foreign exchange in the statement of cash flows, resulting in a positive impact of $7.1 million and $11.6 million in fiscal 2007 and 2006, respectively. Net debt (as defined) was $216.8 million at year end, down from $297.1 million in the prior year.

    Fiscal 2008 Outlook

    In fiscal 2008, the Company expects total revenues of approximately $2.3 to $2.5 billion, earnings per diluted share of $2.35 to $2.85 and free cash flow of $80 to $100 million, based on current trends and the following outlook:

    1. Revenue and profit growth in Children's Book Publishing and Distribution, reflecting significant sales of Harry Potter and the Deathly Hallows, primarily in the first quarter, as well as modest growth in the rest of the segment.

    2. Results improving substantially in Continuities, benefiting operating profit in Children's Book Publishing and Distribution.

    3. Modest revenue growth in Educational Publishing, with increased investment in new educational technology product launches and a realigned sales and service organization to drive long-term growth.

    4. Solid revenue and operating profit growth in International, with continued improvements in the Company's established subsidiaries as well as increased export sales.

    5. Continued progress toward the Company's overhead cost reduction targets, which should offset anticipated increases in postage, shipping, paper and manufacturing expenses.

    6. Capital expenditures of $70 to $80 million, increasing from fiscal 2007 due to the rescheduling of certain projects, and increased prepublication and production spending of $75 to $85 million, primarily due to accelerated product development in the Educational Publishing segment.

    7. Significant earnings per share accretion as a result of the recently announced $200 million accelerated share repurchase, partially offset by the interest on the debt incurred to finance the repurchase.

    8. Stock-based compensation expense between $0.10 and $0.15 per diluted share after tax.

    Conference Call

    The Company will hold a conference call to discuss its results at 8:00 am ET today, July 19, 2007. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO,
Maureen O'Connell, will moderate the call.

    The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Following the call, slides from the conference call will also be posted in the Investor Relations section of scholastic.com.

    About Scholastic

    Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, scholastic.com.

    Forward-Looking Statements

    This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.



                        SCHOLASTIC CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)
             (Amounts in millions except per share data)

                                   ----------------- -----------------
                                     THREE MONTHS     TWELVE MONTHS
                                         ENDED             ENDED
                                   ----------------- -----------------
                                   05/31/07 05/31/06 05/31/07 05/31/06
                                   ----------------- -----------------


Revenues                             $611.7   $601.0 $2,179.1 $2,283.8

Operating costs and expenses:
    Cost of goods sold                267.9    260.3  1,005.3  1,099.9
    Cost of goods sold - Major
     reference sets (1)                   -      3.2        -      3.2
    Selling, general and
     administrative expenses          239.7    238.1    913.0    916.5
    Bad debt expense                   15.4     14.3     71.1     56.2
    Bad debt expense - Educational
     Publishing (2)                       -      1.4        -      2.9
    Depreciation and amortization      18.5     16.7     67.0     65.8
                                   ----------------- -----------------
Total operating costs and expenses    541.5    534.0  2,056.4  2,144.5

Operating income                       70.2     67.0    122.7    139.3

Other income (3)                          -        -      3.0      0.0

Interest expense, net                   7.1      7.3     30.1     31.7
                                   ----------------- -----------------

Earnings before income taxes           63.1     59.7     95.6    107.6

Tax provision                          22.7     21.3     34.7     39.0
                                   ----------------- -----------------

Net income                            $40.4    $38.4    $60.9    $68.6
                                   ================= =================

Weighted average shares
 outstanding:
    Basic                              43.0     41.9     42.5     41.6
    Diluted                            43.4     42.2     43.0     42.2

Net income per share:
    Basic                             $0.94    $0.92    $1.43    $1.65
    Diluted                           $0.93    $0.91    $1.42    $1.63
                                   ----------------- -----------------


 (1) In the three and twelve months ended May 31, 2006, the Company recorded pre-tax costs of $3.2, or $0.05 per diluted share, related to the write-down of certain print reference set assets in the Educational Publishing segment.

 (2) In the three and twelve months ended May 31, 2006, the Company recorded pre-tax bad debt expense of $1.4, or $0.02 per diluted share, and $2.9, or $0.04 per diluted share, respectively, associated with the bankruptcy of a customer in the Educational Publishing segment.

 (3) In the twelve months ended May 31, 2007, the Company recorded a pre-tax gain on sale of an investment of $3.0, or $0.04 per diluted share.




                        SCHOLASTIC CORPORATION
                   RESULTS OF OPERATIONS - SEGMENTS
                             (UNAUDITED)
                        (Amounts in millions)


                                       ------------------------------
                                             THREE MONTHS ENDED
                                       ------------------------------
                                       05/31/07 05/31/06    Change
                                       ----------------- ------------


Children's Book Publishing &
 Distribution
    Revenue
     Book Clubs                           $83.2    $87.0 ($3.8)  (4%)
     Continuities                          55.5     58.6  (3.1)  (5%)
     Trade                                 42.3     41.4    0.9    2%
     Book Fairs                           138.9    146.6  (7.7)  (5%)
                                       ------------------------
    Total revenue                         319.9    333.6 (13.7)  (4%)
    Operating income                       32.1     48.5 (16.4) (34%)
                                       -----------------
    Operating margin                      10.0%    14.5%

Educational Publishing
    Revenue                               113.5    115.1  (1.6)  (1%)
    Operating income                       30.0     24.0    6.0   25%
                                       -----------------
    Operating margin                      26.4%    20.9%

International
    Revenue                               128.9    117.1   11.8   10%
    Operating income                       15.7     13.1    2.6   20%
                                       -----------------
    Operating margin                      12.2%    11.2%

Media, Licensing and Advertising
    Revenue                                49.4     35.2   14.2   40%
    Operating income                        9.9      2.0    7.9     *
                                       -----------------
    Operating margin                      20.0%     5.7%

Overhead expense                           17.5     20.6    3.1   15%
                                       ----------------- ------

Operating income                          $70.2    $67.0   $3.2    5%
                                       ================= ======

 *  Percent change not meaningful.


                                       -------------------------------
                                             TWELVE MONTHS ENDED
                                       -------------------------------
                                       05/31/07 05/31/06    Change
                                       ----------------- -------------


Children's Book Publishing &
 Distribution
    Revenue
     Book Clubs                          $360.7   $373.9 ($13.2)  (4%)
     Continuities                         217.5    192.7    24.8   13%
     Trade                                183.4    352.6 (169.2) (48%)
     Book Fairs                           393.7    384.8     8.9    2%
                                       -------------------------
    Total revenue                       1,155.3  1,304.0 (148.7) (11%)
    Operating income                       68.8    114.2  (45.4) (40%)
                                       -----------------
    Operating margin                       6.0%     8.8%

Educational Publishing
    Revenue                               412.7    416.1   (3.4)  (1%)
    Operating income                       76.8     69.6     7.2   10%
                                       -----------------
    Operating margin                      18.6%    16.7%

International
    Revenue                               448.6    412.1    36.5    9%
    Operating income                       33.5     22.7    10.8   48%
                                       -----------------
    Operating margin                       7.5%     5.5%

Media, Licensing and Advertising
    Revenue                               162.5    151.6    10.9    7%
    Operating income                       16.0     10.3     5.7   55%
                                       -----------------
    Operating margin                       9.8%     6.8%

Overhead expense                           72.4     77.5     5.1    7%
                                       ----------------- -------

Operating income                         $122.7   $139.3 ($16.6) (12%)
                                       ----------------- =======

 *  Percent change not meaningful.




                        SCHOLASTIC CORPORATION
                       SUPPLEMENTAL INFORMATION
                             (UNAUDITED)
                        (Amounts in millions)

                     SELECTED BALANCE SHEET ITEMS

                                  -----------------
                                  05/31/07 05/31/06
                                  -----------------


    Cash and cash equivalents        $22.8   $205.3
    Accounts receivable, net         281.6    266.8
    Inventories                      422.9    431.5
    Accounts payable                 135.4    141.7
    Accrued royalties                 39.2     36.6
    Lines of credit, short-term
     debt and current portion of
     long-term debt                   66.2    329.2
    Long-term debt, excluding
     current portion                 173.4    173.2
    Total debt                       239.6    502.4
    Capital lease obligations         65.3     68.9
    Total stockholders' equity     1,133.9  1,049.3
    Net debt (1)                     216.8    297.1

                                  -----------------

                       SELECTED CASH FLOW ITEMS

                                  -----------------  -----------------
                                    THREE MONTHS      TWELVE MONTHS
                                         ENDED             ENDED
                                  -----------------  -----------------
                                  05/31/07 05/31/06  05/31/07 05/31/06
                                  -----------------  -----------------


    Net cash provided by
     operating activities           $145.0    $24.2    $211.6   $247.4
    Additions to property, plant
     and equipment                    21.7     19.5      49.4     66.1
    Pre-publication and
     production costs                 18.9     16.1      53.9     62.5
    Royalty advances                   7.3      6.0      33.6     28.1
                                  -----------------  -----------------

    Free cash flow (use) (2)         $97.1  ($17.4)     $74.7    $90.7
                                  =================  =================

 (1) Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

 (2) Free cash flow (use) is defined by the Company as net cash provided by operating activities, less spending on property, plant and equipment; pre-publication and production costs; and royalty advances. The Company believes that this measure, which is a non-GAAP financial measure, is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow (use) as a further indicator of operating performance and for planning investing activities.


    CONTACT: Scholastic Corporation
             Media: Kyle Good, 212-343-4563
             Investors: Jeffrey Mathews, 212-343-6741